Exhibit 99.1

NEWS RELEASE

CTI Industries Corporation Reports

First Quarter 2016 Results

FOR IMMEDIATE RELEASE

Wednesday, May 11, 2016

BARRINGTON, IL, May 11, 2016 – CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of foil and latex balloons, vacuum storage products, laminated films and home organizing products, today announced its results of operations for the first quarter of 2016.

For the first quarter 2016, net sales increased to $15,205,000 compared to net sales of $14,975,000 for the first quarter of 2015. Significant sales items include:

•	Sales of foil balloons increased by 13% in the quarter to $8,014,000 from $7,094,000 in the first quarter of 2015.
•	Sales of branded vacuum sealing products increased to $2,209,000 for the quarter from $2,130,000 in the first quarter 2015. Overall sales in the vacuum sealing line were down due to lower sales of zippered vacuum bags.
•	Sales in our line of home organizing products were up over 103% to $1,458,000 in the first quarter compared to $718,000 in the first quarter last year.
•	Sales of film products were up 30% to $1,020,000 in the first quarter compared to $783,000 in the first quarter last year.
•	Revenues from the sale of latex balloons declined in the first quarter due principally to the decline in the Dollar value of Peso denominated sales. Unit volume actually increased in the quarter.

Income from operations for the first quarter was $647,000 compared to income from operations in the first quarter 2015 of $919,000. The decline was attributable to increases in selling and administrative expenses and a slightly lower gross margin rate for the quarter. However gross margin remained generally strong in the first quarter at 25.8%.

After reflecting all additional items including, in particular, warrant valuation costs, net income for the quarter was $7,000. Net income for the first quarter 2015 was $285,000. A significant portion of the difference between net income this quarter and the first quarter last year relates to the non-cash warrant valuation cost which arises from the increased value of outstanding warrants due to the increase in the price of the Company’s common stock in the quarter. The amount of the change in fair value of the warrants outstanding in the first quarter 2016 was $188,000 compared to $41,000 in the first quarter last year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the First Quarter 2016 were $996,000 compared to EBITDA of $1,372,000 for the same period of 2015.

Stephen Merrick, President and Chief Operating Officer, stated: “While our bottom line results for the first quarter this year fell a bit short of the first quarter 2015, we are pleased with the continued growth in revenues in our product lines and in our operating results reflecting the non-cash change in fair value of the outstanding warrants, which are required to be adjusted to fair value through earnings until we are able to retire our mezzanine debt and associated warrants.” He stated, “We continue to anticipate strong revenues and results in the balance of the year in each of our principal product lines – foil balloons, latex balloons, vacuum sealing systems and home organizing and container products.”

Non-GAAP Measures

To provide additional information regarding the Company’s results, we have disclosed in this press release EBITDA. The Company defines EBITDA as earnings (loss) before net interest, other expense, taxes, depreciation and amortization expense. The Company has included EBITDA as a supplemental financial measure in this press release because it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company’s operating results. However, use of EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. A reconciliation to the closest GAAP statement of this non-GAAP measure is contained in the accompanying tables.

About CTI: CTI Industries Corporation is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use, distributes and markets home organizing and container products and produces laminated and printed films for commercial uses.  CTI markets its products throughout the United States and in a number of other countries.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2016	*December 31, 2015
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents (VIE $89,000 and $82,000, respectively)	$195,430	$346,404
Accounts receivable, net	11,742,385	11,410,999
Inventories, net (VIE $1,229,000 and $1,264,000, respectively)	17,726,942	17,869,911
Other current assets (VIE $53,000 and $50,000, respectively)	2,787,632	2,809,857
Total current assets	32,452,389	32,437,171

Property, plant and equipment, net (VIE $464,000 and $462,000, respectively)	6,407,211	6,553,555
Other assets (VIE $440,000 and $440,000, respectively)	2,858,499	2,814,243

Total Assets	$41,718,099	$41,804,969

Liabilities & Equity
Total current liabilities (VIE $1,661,000 and $1,697,000, respectively)	$20,200,726	$20,200,675
Long term debt, less current maturities (VIE $112,000 and $0, respectively)	9,276,700	9,015,270
CTI Industries Corporation stockholders’ equity	12,861,186	12,787,487
Noncontrolling interest	(620,512)	(198,463)

Total Liabilities & Equity	$41,718,100	$41,804,969

Condensed Consolidated Statements of Operations

	Three Months Ended March 31
	2016	2015
	(Unaudited)	(Unaudited)

Net sales	$15,204,994	$14,975,329
Cost of sales	11,283,147	10,986,933

Gross profit	3,921,847	3,988,396

Operating expenses	3,274,790	3,069,187

Income from operations.	647,057	919,209

Other (expense) income:
Net Interest expense	(358,460)	(362,740)
Warrant expense	(187,664)	(40,614)
Other	(10,484)	(4,012)

Income before income taxes	90,449	511,843

Income tax expense (benefit)	6,986	173,062

Net Income	83,463	338,781

Less: Net income (loss) attributable to noncontrolling interest	76,701	54,166

Net income attributable to CTI Industries Corporation	$6,762	$284,615

Income applicable to common shares	$6,762	$284,615

Other Comprehensive Loss
Foreign currency adjustment	(67,602)	(384,142)
Comprehensive loss	$(60,840)	$(99,527)

Basic income per common share	$0.00	$0.09

Diluted income per common share	$0.00	$0.08

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	3,339,240	3,301,116

Diluted	3,479,069	3,448,689

*	The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.

	Three Months Ended March 31,
	2016	2015
Reconciliation from Net Income to EBITDA
Net Income	$6,762	$284,615

Depreciation and amortization	439,468	505,886
Interest expense	542,968	408,889
Income taxes	6,986	173,062

Total net adjustments	989,422	1,087,837

EBITDA	$996,184	$1,372,452